Exhibit 10.1

Mr. Charif Souki

Chairman, Chief Executive Officer and President

RE: U.K. Assignment

Dear Mr. Souki:

Cheniere Energy, Inc. (the “Company”) has determined it is necessary for you to spend a portion of your time working internationally from the London office. The purpose of your assignment in the U.K. is to assist Cheniere Supply & Marketing, Inc. in pursuing long-term arrangements to secure LNG supply. This letter agreement confirms the mutual understanding of the terms and conditions applying to your U.K. assignment so that you may operate efficiently from both London and the U.S.

Your assignment is subject to medical clearances, proper immigration and/or work clearances, your acceptance of the terms and conditions outlined in this letter agreement and the approval of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), a majority of the independent directors of the Board of Directors of the Company (the “Independent Directors”), or the full Board of Directors of the Company if recommended by either the Compensation Committee or the Independent Directors (collectively, the “Board”). You have been employed by the Company since July 2003. You and the Company agree that the effective date of your U.K. assignment will commence on July 1, 2009, subject to the terms and conditions set out in this letter agreement. Your point of origin has been designated as Houston, Texas. Your assignment is expected to last one year commencing on July 1, 2009, and ending twelve months after the commencement date. The Company may extend your assignment for additional twelve month periods not to exceed a total of three years. Any extension of your assignment and this letter agreement is subject to Board approval. Upon the completion of your assignment, you will return to working full-time for the Company from the U.S.

For the duration of your assignment, you will be employed on a dual payroll basis. You will be paid on a dual payroll basis by the Company and Cheniere Supply & Marketing, Inc. – U.K. Branch, as described below. You will continue to report to the Board of Directors of the Company.

PLACE OF WORK

You will be working primarily in the Company’s Houston, Texas and London, England offices as well as traveling worldwide.

/s/ CS
Charif Souki

COMPENSATION

Your 2009 annual base salary has been established by the Compensation Committee. In light of your U.K. assignment, your annual base salary will be paid on a dual payroll basis split between the Company’s U.S. and U.K. payrolls. The amount of your base salary allocated to your U.K. assignment, $216,000, will be converted to British Pounds Sterling and paid on a monthly basis, subject to any Company-wide changes to the Company’s U.K. payroll process. Your base salary will be reviewed annually by the Compensation Committee.

U.K. EXPENSE ALLOWANCE

The Company will provide you with a non-pensionable, taxable allowance in the amount of £122,000 per annum for the duration of your U.K. assignment. The allowance is intended to cover temporary living arrangements in the U.K. The allowance will be paid in 12 equal monthly installments in British Pounds Sterling and will not be added to your annual base salary for purposes of determining annual bonus awards. Any changes/increases to the amount of the allowance will be subject to Board approval.

COMPANY PAYMENTS

The Company will be responsible for direct payment of the following costs related to your U.K. assignment:

•	Apartment locator fee payable in British Pounds Sterling of up to a maximum of £10,000; and

•	All fees, including reasonable legal fees, for preparation and obtainment of the proper immigration and/or work clearances in the U.K.

TAXATION

The Company expects that you will fully comply with all U.S. Federal, State and host country tax rules. You will be responsible for paying all taxes arising from payment under this letter agreement in both the U.K. and the U.S and for filing all necessary tax returns.

GENERAL

This letter agreement specifies the terms applicable to your U.K. assignment. The Company reserves the right to modify the terms and conditions of your U.K. assignment. The actual duration of your assignment shall be subject to the needs of the Company and the approval of the Board and nothing contained herein shall be construed as an employment contract with the Company for any fixed term. If this letter agreement and your U.K. assignment are extended beyond June 30, 2012, a new letter agreement will be required.

You agree that this letter agreement and the rights and obligations of the parties shall

/s/ CS
Charif Souki

be governed by and construed in accordance with the laws of the State of Texas without giving effect to the choice of law provisions thereof. In the event of any claim, dispute or suit arising out of or in connection with this letter agreement, you and the Company irrevocably agree to submit to the exclusive personal jurisdiction and venue of the federal and state courts in Harris County, Houston, Texas.

Please signify your understanding of, and agreement with, the terms of this letter agreement by initialing each page and signing below.

Yours very truly,

CHENIERE ENERGY, INC.

/s/ Ann Raden
By:	Ann Raden
Vice President — Human Resources & Administration

June 30, 2009
(Date)

CHENIERE SUPPLY & MARKETING, INC.

/s/ Ann Raden
By:	Ann Raden
Vice President

June 30, 2009
(Date)

AGREED:

/s/ Charif Souki
By:	Charif Souki
Chairman, Chief Executive Officer & President

July 1, 2009
(Date)